Exhibit 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter Ended June 30, 2019, Declares Third Quarter Distribution of $0.14 per Share

•	GAAP Net Investment Income (“NII”) of $0.16 per share providing second quarter distribution coverage of approximately 91%.
•	Net Asset Value (“NAV”) per share decreased 4.6% or $0.33 per share to $6.82 per share on a quarter-over-quarter basis.
•

Net leverage of 0.53x was up, driven by increased pace of investment deployment. Total liquidity for portfolio company investments, including cash, was approximately $260 million, subject to leverage and borrowing base restrictions.

New York, July 31, 2019 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.14 per share, payable on October 7, 2019 to stockholders of record at the close of business on September 16, 2019.

“The strength of our expanded origination and underwriting platform evidenced itself in the second quarter, with gross and net deployments of $106 million and $60 million, respectively. We added twelve new portfolio companies and made add-on investments in five existing portfolio companies. The increased scale and capabilities of our platform following the integration of Tennenbaum Capital Partners LLC, or TCP, with the Company’s adviser, BlackRock Capital Investment Advisors, LLC enable us to provide holistic financing solutions to our borrowers. Additionally, our ability to co-invest with affiliated funds facilitates the deployment of capital in a granular fashion, thereby reducing portfolio risk by increasing issuer and sector diversity. Our deployment activity during the quarter drove net leverage to 0.53x compared to 0.37x previous quarter, moving us closer towards our target deployment levels. For the third quarter, we anticipate deployments to remain robust based on our current pipeline and completed investments thus far,” commented James E. Keenan, Chairman and Interim CEO of the Company.

“Our net unrealized and realized losses of $21.8 million (or $0.31 per share) were primarily concentrated in certain equity or equity-like non-core legacy investments. Our investment in the equity of US Well Services, Inc. (“USWS”) alone resulted in $12.5 million of unrealized loss (or $0.18 per share), driven by the decline in its trading price. We anticipate that the valuation of our USWS investment will continue to shift in line with the quarter-end closing prices of the USWS stock. During the quarter, we reduced risk in our legacy investment in Sur La Table by decreasing our exposure in that investment from $30 million to $21 million, while improving the credit profile. Our legacy non-core portfolio was 28% of the total portfolio by fair market value at the end of second quarter, down from 33% at prior quarter. We continue to focus on orderly and advantageous exits or reductions of these non-core legacy positions which have been a source of NAV volatility.

“The decision to reset the distribution level has been driven by the necessity to align the distribution with the current earnings power of the Company. Over the past years, the underperformance of certain legacy investments has weighed on the earnings capability of the Company. We believe that this distribution level will provide our shareholders with more stable and consistent returns. We are committed to creating long-term shareholder value by (i) progressing towards the exit of certain non-core assets on a prudent basis, (ii) redeploying into a more diverse portfolio with a greater mix of 1st lien assets and (iii) increasing our target leverage ratio while reducing downside risk. We believe that this will enable us to generate better returns on equity and bring the earnings power of the company in line with the sector.

“Under BlackRock’s management of BCIC, from March 6, 2015 to June 30, 2019, we have deployed capital of approximately $1.1 billion, of which $411 million has been exited with a realized IRR of 14.1%. With liquidity at approximately $260 million and no debt maturities until 2022, we have significant operating flexibility and deployment capacity.”

Financial Highlights

	Q2 2019		Q1 2019		Q2 2018
($'s in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income/(loss)	$11.2	$0.16	$11.4	$0.17	$11.5	$0.16
Net realized and unrealized gains/(losses)	$(21.8)	$(0.31)	$6.6	$0.09	$(5.5)	$(0.08)
Deferred taxes	—	—	—	—	$(1.8)	$(0.02)
Basic earnings/(losses)	$(10.6)	$(0.15)	$18.0	$0.26	$4.2	$0.06
Distributions declared	$12.4	$0.18	$12.4	$0.18	$12.8	$0.18
Net Investment Income/(loss), as adjusted[1]	$11.2	$0.16	$11.4	$0.17	$11.5	$0.16
Basic earnings/(losses), as adjusted[1]	$(10.6)	$(0.15)	$18.0	$0.26	$4.2	$0.06

($'s in millions, except per share data)	June 30, 2019	March 31, 2019	December 31, 2018	June 30, 2018

Total assets	$756.7	$721.8	$693.6	$800.0
Investment portfolio, at fair market value	$718.7	$680.4	$671.7	$776.3
Debt outstanding	$252.7	$208.8	$186.4	$241.5
Total net assets	$469.1	$492.1	$487.0	$536.6
Net asset value per share	$6.82	$7.15	$7.07	$7.56
Net leverage ratio[2]	0.53x	0.37x	0.36x	0.43x

Business Updates

•

Under our existing share repurchase program, during the second quarter of 2019, no shares were repurchased. The cumulative repurchases since BlackRock entered into the investment management agreement with the Company in early 2015 totaled approximately 7.3 million shares for $50.4 million, representing 80.4% of total share repurchase activity, on a dollar basis, since inception.  Since the inception of our share repurchase program through June 30, 2019, we have purchased 9.0 million shares at an average price of $6.94 per share, including brokerage commissions, for a total of $62.7 million.  As of June 30, 2019, 3,320,309 shares remained authorized for repurchase.

•

The non-core legacy asset book comprised 28% of our total portfolio by fair market value as of June 30, 2019. This includes 22% in income-producing investments, 5% in non-earning equities and 1% in non-accrual investments by fair market value. Our investments in Vertellus Holdings, AGY Holding, Red Apple, US Well Services and related issuers comprise 69% of the non-core book by fair market value.

___________________________

1  Non-GAAP basis financial measure. See Supplemental Information on page 8.

2 Calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and receivable for investments sold plus payables for investments purchased, and (B) NAV.

Portfolio and Investment Activity*

($’s in millions)	Three Months ended June 30, 2019	Three Months ended March 31, 2019	Three Months ended June 30, 2018

Investment deployments	$105.6	$58.0	$61.3
Investment exits	$45.6	$55.7	$152.1
Number of portfolio company investments at the end of period	38	28	29
Weighted average yield of debt and income producing equity securities, at fair market value	11.7%	11.7%	11.5%
% of Portfolio invested in Secured debt, at fair market value	53%	47%	52%
% of Portfolio invested in Unsecured debt, at fair market value	21%	23%	18%
% of Portfolio invested in Equity, at fair market value	26%	30%	30%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)	$25.0	$32.5	$32.9

*Balance sheet amounts above are as of period end

•	We deployed $105.6 million during the quarter while exits of investments totaled $45.6 million, resulting in a $60.0 million net increase in our portfolio due to investment activity.
▪	Our deployments consisted of twelve new portfolio companies and five investments into existing portfolio companies, which primarily consisted of the following twelve new portfolio company investments:
▪	$11.8 million funded L + 8.09% first lien term loan to Diamondback Acquisition, Inc., a provider of diversified software and services to the Environmental Health & Safety market;
▪	$10.8 million funded L + 8.25% second lien term loan to GlobalTranz Enterprises LLC, Inc., a tech-enabled provider for multi-modal transportation services;
▪	$9.9 million funded L + 7.50% first lien term loan to P&L Development, LLC, a packager, distributor and manufacturer of over-the-counter pharmaceutical products and consumer healthcare products;
▪

$9.3 million funded L + 7.00% first lien term loan and $0.3 million revolving term loan (with a remaining $0.9 million unfunded commitment) to Dude Solutions Holdings Inc., a provider of cloud-based operations management software to enterprises;

▪

$8.0 million funded L + 6.50% first lien term loan (with a $0.7 million unfunded revolver and a $1.0 million unfunded delayed draw term loan) to Kaseya Traverse Inc., a provider of SaaS based software solutions enabling businesses to manage a suite of IT services;

▪	$7.8 million funded L + 6.76% first lien term loan to Live Auctioneers, LLC, a provider of an online marketplace for live auctions of collectibles, antiques and fine art;
▪	$6.8 million funded L + 6.00% first lien term loan to Construction Supply Acquisition LLC, a specialty construction materials distributor;
▪

$6.6 million funded L + 6.25% first lien term loan (with a $2.6 million unfunded delayed draw term loan and a $0.8 million unfunded revolver) to Unanet, Inc., a provider of ERP software for government contractors;

▪	$5.5 million funded L + 8.00% second lien term loan to Quartz Holding Company, a provider of low-code application development platform for business users;
▪	$5.1 million funded L+ 8.00% second lien term loan to ECI Macola/Max Holding, LLC, a provider of vertical ERP solutions for industrial SMBs;
▪	$3.6 million funded L + 8.25% second lien term loan to Aretec Group, Inc., a network of independent broker-dealer firms, providing services to independent financial advisors; and
▪	$3.4 million funded L + 7.00% second lien term loan to NEP II, Inc., a provider of outsourced production solutions for live sports, entertainment, music and corporate events.

▪	Our repayments were primarily concentrated in one portfolio company exit and two partial repayments:
▪	$23.7 million repayment of United PF Holdings, LLC, consisting of a $19.2 million first lien term loan and $4.5 million delayed draw term loan;
▪	$12.4 million partial repayment of unsecured debt to Gordon Brothers Finance Company; and
▪	$9.0 million partial repayment of Sur La Table, Inc. first lien term loan.
•

Our $96.3 million equity investment in BCIC Senior Loan Partners (“SLP”) is generating a yield of greater than 12%. During the second quarter, SLP funded seven existing portfolio companies totaling $5.9 million during the quarter. Total committed capital and outstanding investments, at par, amounted to $308.2 million and $303.5 million, respectively, to 25 borrowers. Incremental funding to existing portfolio companies primarily included an additional $1.4 million investment in Research Now Group, LLC, and investments of $4.5 million from capital commitments pertaining to delayed draw and revolving term loans. During the second quarter, SLP had repayments and dispositions of approximately $57.0 million primarily consisted of exits in Community Care Health Network, LLC, Digital Room, LLC and Entertainment Partners, LLC.

•

As of June 30, 2019, there were three non-accrual investment positions, representing approximately 1.6% and 4.1% of total debt and preferred stock investments, at fair value and cost, respectively, as compared to non-accrual investment positions of approximately 1.6% and 7.1% of total debt and preferred stock investments at fair value and cost, respectively, at December 31, 2018. Our average internal investment rating at fair market value at June 30, 2019 was 1.43 as compared to 1.49 as of the prior quarter end.

•	During the quarter ended June 30, 2019, net realized and unrealized losses were $21.8 million, primarily due to depreciation in portfolio valuations during the quarter.

Second Quarter Financial Updates

•	NII was $11.2 million, or $0.16 per share, for the three months ended June 30, 2019. Relative to distributions declared of $0.18 per share, our NII distribution coverage was 91% for the quarter.
•

As previously disclosed, incentive management fees based on income were waived by our investment adviser until June 30, 2019. For the quarter ended June 30, 2019, we incurred base management fees of $3.0 million. Incentive management fees based on income of $2.2 million were earned and waived by our adviser during the current quarter. Including this waiver, $21.0 million of incentive management fees were waived on a cumulative basis. For incentive management fees based on gains, there was no accrual or payment as of June 30, 2019.

•

Tax characteristics of all 2018 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2018 distributions of $0.72 per share were comprised of $0.70 per share from various sources of income and $0.02 per share of return of capital. Our return of capital distributions totaled $1.98 per share from inception to December 31, 2018. At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2018.

Liquidity and Capital Resources

•

At June 30, 2019, we had $21.9 million in cash and cash equivalents and $238.0 million of availability under our credit facility, subject to leverage restrictions, resulting in approximately $259.9 million of availability for portfolio company investments.

•

Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, was 0.53x at quarter-end, and our 282% asset coverage ratio provided the Company with available debt capacity under its asset coverage requirements of $210.0 million. Further, as of quarter-end, approximately 79% of our assets were invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, August 1, 2019, to discuss its second quarter 2019 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (888) 204-4368, or from outside the United States, +1-720-543-0214, 10 minutes before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 9551103). A live, listen-only webcast will also be available via the Investor Relations section of www.blackrockbkcc.com. Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, August 1, 2019 and ending at 1:00 p.m. on Thursday, August 15, 2019. To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial (719) 457-0820 and enter the Conference ID Number 9551103.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page (http://www.blackrockbkcc.com/news-and-events/disclaimer).

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments.  The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

	June 30, 2019	December 31, 2018
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $291,628,582 and $233,331,450)	$279,667,545	$200,569,644
Non-controlled, affiliated investments (cost of $117,964,642 and $130,892,674)	89,912,255	111,727,234
Controlled investments (cost of $382,384,388 and $388,870,375)	349,089,683	359,356,068
Total investments at fair value (cost of $791,977,612 and $753,094,499)	718,669,483	671,652,946
Cash and cash equivalents	21,909,209	13,497,320
Receivable for investments sold	585,968	1,691,077
Interest, dividend and fee receivable	13,044,751	4,084,001
Prepaid expenses and other assets	2,520,418	2,707,036
Total Assets	$756,729,829	$693,632,380
Liabilities
Debt (net of deferred financing costs of $2,764,265 and $3,227,965)	$252,675,530	$186,397,728
Interest and credit facility fees payable	963,610	722,841
Distributions payable	12,390,525	12,552,212
Base management fees payable	2,990,839	3,494,520
Payable for investments purchased	16,111,330	989,460
Accrued administrative services	337,634	376,507
Other accrued expenses and payables	2,111,204	2,078,958
Total Liabilities	287,580,672	206,612,226
Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized,
77,861,287 and 77,861,287 issued and 68,836,255 and 68,921,798 outstanding	77,861	77,861
Paid-in capital in excess of par	853,248,794	853,248,794
Distributable earnings (losses)	(321,508,243)	(304,106,473)
Treasury stock at cost, 9,025,032 and 8,939,489 shares held	(62,669,255)	(62,200,028)
Total Net Assets	469,149,157	487,020,154
Total Liabilities and Net Assets	$756,729,829	$693,632,380
Net Asset Value Per Share	$6.82	$7.07

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Investment Income:
Non-controlled, non-affiliated investments:
Cash interest income	$6,813,152	$8,180,538	$12,755,169	$15,324,565
PIK interest income	255,924	—	496,108	—
Fee income	437,339	283,501	912,746	748,707
Total investment income from non-controlled, non-affiliated investments	7,506,415	8,464,039	14,164,023	16,073,272
Non-controlled, affiliated investments:
Cash interest income	1,204,631	2,908,434	2,426,882	5,123,047
PIK interest income	14,401	—	14,401	690,960
PIK dividend income	—	191,126	220,480	380,152
Fee income	—	—	—	35,000
Total investment income from non-controlled, affiliated investments	1,219,032	3,099,560	2,661,763	6,229,159
Controlled investments:
Cash interest income	5,859,065	5,730,772	12,759,803	10,816,477
PIK interest income	960,266	516,747	960,266	1,283,213
Cash dividend income	4,103,165	3,490,425	8,294,868	6,617,286
PIK dividend income	—	—	—	731,516
Fee income	3,238	3,267	125,100	390,325
Total investment income from controlled investments	10,925,734	9,741,211	22,140,037	19,838,817
Other income	5,075	—	5,075	—
Total investment income	19,656,256	21,304,810	38,970,898	42,141,248
Expenses:
Base management fees	3,020,614	3,850,899	5,943,762	7,163,268
Incentive management fees	2,245,935	1,921,506	4,526,771	3,656,701
Interest and credit facility fees	3,761,328	3,989,257	7,153,762	7,698,215
Professional fees	495,474	618,756	968,517	1,351,920
Administrative services	337,634	417,214	700,939	970,978
Director fees	175,000	178,000	368,000	365,000
Investment advisor expenses	87,500	87,500	175,000	175,000
Other	549,031	625,480	1,027,059	1,256,217
Total expenses, before incentive management fee waiver	10,672,516	11,688,612	20,863,810	22,637,299
Incentive management fee waiver	(2,245,935)	(1,921,506)	(4,526,771)	(3,656,701)
Expenses, net of incentive management fee waiver	8,426,581	9,767,106	16,337,039	18,980,598
Net Investment Income	11,229,675	11,537,704	22,633,859	23,160,650

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(23,721,329)	3,919,359	(23,395,840)	(46,596,597)
Non-controlled, affiliated investments	—	—	(269,226)	—
Controlled investments	—	3,000	—	(26,115,432)
Net realized gain (loss)	(23,721,329)	3,922,359	(23,665,066)	(72,712,029)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	23,828,458	(14,549,262)	21,144,405	29,141,255
Non-controlled, affiliated investments	(13,791,497)	13,734,096	(9,230,583)	15,156,671
Controlled investments	(8,277,465)	(8,511,872)	(3,780,398)	10,644,672
Foreign currency translation	142,737	(151,144)	277,067	(325,055)
Net change in unrealized appreciation (depreciation)	1,902,233	(9,478,182)	8,410,491	54,617,543
Net realized and unrealized gain (loss) before taxes	(21,819,096)	(5,555,823)	(15,254,575)	(18,094,486)
Deferred taxes	—	(1,810,391)	—	(1,810,391)
Net realized and unrealized gain (loss) after taxes	(21,819,096)	(7,366,214)	(15,254,575)	(19,904,877)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(10,589,421)	$4,171,490	$7,379,284	$3,255,773
Net Investment Income Per Share—basic	$0.16	$0.16	$0.33	$0.32
Earnings (Loss) Per Share—basic	$(0.15)	$0.06	$0.11	$0.05
Average Shares Outstanding—basic	68,836,255	71,705,463	68,836,930	72,341,433
Net Investment Income Per Share—diluted	$0.16	$0.16	$0.32	$0.31
Earnings (Loss) Per Share—diluted	$(0.15)	$0.06	$0.11	$0.05
Average Shares Outstanding—diluted	85,829,992	88,699,200	85,830,667	89,335,170
Distributions Declared Per Share	$0.18	$0.18	$0.36	$0.36

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

After March 6, 2017, incentive management fees based on income have been calculated for each calendar quarter and are paid on a quarterly basis if certain thresholds are met. The Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. In addition, on March 7, 2017, BlackRock Advisors, in consultation with the Company’s Board of Directors, agreed to waive incentive fees based on income after March 6, 2017 to December 31, 2018, which was extended to June 30, 2019. BCIA has agreed to honor such waiver. For a more detailed description of the Company’s incentive management fee, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, on file with the Securities and Exchange Commission ("SEC").

Computations for the periods below are derived from the Company's financial statements as follows:

	Three months ended June 30, 2019	Three months ended June 30, 2018	Six months ended June 30, 2019	Six months ended June 30, 2018
GAAP Basis:
Net Investment Income	$11,229,675	$11,537,704	$22,633,859	$23,160,650
Net Investment Income per share	0.16	0.16	0.33	0.32
Addback: GAAP incentive management fee expense based on Gains	—	—	—	—
Addback: GAAP incentive management fee expense based on Income	—	—	—	—
Pre-Incentive Fee[1]:
Net Investment Income	$11,229,675	$11,537,704	$22,633,859	$23,160,650
Net Investment Income per share	0.16	0.16	0.33	0.32
Less: Incremental incentive management fee expense based on Income	—	—	—	—
As Adjusted[2]:
Net Investment Income	$11,229,675	$11,537,704	$22,633,859	$23,160,650
Net Investment Income per share	0.16	0.16	0.33	0.32

Note:  The NII amounts for the three and six months ended June 30, 2019 are net of incentive management fees based on income and a corresponding incentive management fee waiver in the amounts of $2,245,935 and $4,526,771, respectively. Additionally, please note that the NII amounts for the three and six months ended June 30, 2018 are net of incentive management fees based on income and a corresponding incentive management fee waiver in the amounts of $1,921,506 and $3,656,701, respectively. For the periods shown, there is no difference between the GAAP and as adjusted figures; however, there may be a difference in future periods.

1 Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

2 As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. Until March 6, 2017, the incremental incentive management fee was calculated based on the current quarter's incremental earnings, and without any reduction for incentive management fees paid during the prior calendar quarters. After March 6, 2017, incentive management fee expense based on income has been calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met.  Amounts reflect the Company's ongoing operating results and reflect the Company's financial performance over time.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.